UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): NOVEMBER 27, 2007

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective on November 27, 2007, John R. Reaves resigned as the Chief Financial Officer of Natural Alternatives International, Inc., a Delaware corporation (“NAI”). In connection with his resignation, Mr. Reaves and NAI entered into a Separation Agreement and General Release of Claims effective as of November 27, 2007 (“Separation Agreement”). Under the terms of the Separation Agreement, Mr. Reaves will receive a separation payment equal to approximately seven months’ compensation, which amount is approximately $120,000, plus an additional $15,000 Mr. Reaves has elected to receive in cash in lieu of outplacement services. In addition, NAI will pay the premium for continuing health insurance coverage for Mr. Reaves for 12 months following his resignation in the amount of $474.61 per month. As part of the Separation Agreement, Mr. Reaves agreed to release NAI from all possible claims between Mr. Reaves and NAI arising out of his relationship with NAI prior to his resignation, and he will remain subject to certain confidentiality provisions pertaining to NAI’s proprietary information.

Item 1.02	Termination of a Material Definitive Agreement.

As of November 27, 2007, in connection with Mr. Reaves’ resignation and entry into the Separation Agreement, the employment agreement dated as of January 30, 2004, by and between NAI and Mr. Reaves was terminated. A copy of the employment agreement was previously filed as Exhibit 10.8 of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the United States Securities and Exchange Commission on September 14, 2004.

In addition, Mr. Reaves has vested options to purchase 60,000 shares of NAI’s common stock that will expire on November 26, 2008 as a result of his resignation if Mr. Reaves elects not to exercise the options before their expiration.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed under Items 1.01 and 1.02 above, effective as of November 27, 2007, John R. Reaves resigned as NAI’s Chief Financial Officer. Effective November 27, 2007, Randell Weaver, the current President of NAI, will serve as NAI’s interim Chief Financial Officer until a new Chief Financial Officer is appointed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: November 30, 2007	By:	/s/ Randell Weaver
Randell Weaver
President